UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (Amendment No. __________)


                                     BNS CO
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   055961304
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2001
-------------------------------------------------------------------------------
            (Date of Event Which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ x ]       Rule 13d-1(b)
      [   ]       Rule 13d-1(c)
      [   ]       Rule 13d-1(d)




The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        Page 1 of 12 Pages

CUSIP Number: 055961304           SCHEDULE 13G                Page 2 of 12 Pages



--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)      [   ]
          (b)      [ x ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY



--------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
    NUMBER OF              5.    SOLE VOTING POWER               0
    SHARES
   BENEFICIALLY            -----------------------------------------------------
    OWNED BY
      EACH                 6.    SHARED VOTING POWER        264,038
   REPORTING
   PERSON WITH             ----------------------------------------------------

                           7.    SOLE DISPOSITIVE POWER          0

                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER   417,038

--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          417,038

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES

          [  ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.62%

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          00, 1A

--------------------------------------------------------------------------------

CUSIP Number: 055961304           SCHEDULE 13G                Page 3 of 12 Pages


--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Iabelle

          N/A

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)      [   ]
          (b)      [ x ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY



--------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          American

--------------------------------------------------------------------------------
    NUMBER OF              5.    SOLE VOTING POWER               0
    SHARES
   BENEFICIALLY            -----------------------------------------------------
    OWNED BY
      EACH                 6.    SHARED VOTING POWER        264,038
   REPORTING
   PERSON WITH             ----------------------------------------------------

                           7.    SOLE DISPOSITIVE POWER          0

                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER   417,038

--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          417,038

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES

          [  ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.62%

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          HC

--------------------------------------------------------------------------------

CUSIP Number: 055961304           SCHEDULE 13G                Page 4 of 12 Pages

1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)      [   ]
          (b)      [ x ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY



--------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          American

--------------------------------------------------------------------------------
    NUMBER OF              5.    SOLE VOTING POWER               0
    SHARES
   BENEFICIALLY            -----------------------------------------------------
    OWNED BY
      EACH                 6.    SHARED VOTING POWER        264,038
   REPORTING
   PERSON WITH             ----------------------------------------------------

                           7.    SOLE DISPOSITIVE POWER          0

                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER   417,038

--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          417,038

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES

          [  ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.62%

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          HC

--------------------------------------------------------------------------------

CUSIP Number: 055961304           SCHEDULE 13G                Page 5 of 12 Pages


1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)      [   ]
          (b)      [ x ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY



--------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          American

--------------------------------------------------------------------------------
    NUMBER OF              5.    SOLE VOTING POWER               0
    SHARES
   BENEFICIALLY            -----------------------------------------------------
    OWNED BY
      EACH                 6.    SHARED VOTING POWER        264,038
   REPORTING
   PERSON WITH             ----------------------------------------------------

                           7.    SOLE DISPOSITIVE POWER          0

                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER   417,038

--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          417,038

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES

          [  ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          14.62%

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          HC

--------------------------------------------------------------------------------

CUSIP Number: 055961304           SCHEDULE 13G                Page 6 of 12 Pages


1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ICM/Isabelle Small-Cap Value Fund

          N/A

--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)      [   ]
          (b)      [ x ]

--------------------------------------------------------------------------------
3.        SEC USE ONLY



--------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
    NUMBER OF              5.    SOLE VOTING POWER               0
    SHARES
   BENEFICIALLY            -----------------------------------------------------
    OWNED BY
      EACH                 6.    SHARED VOTING POWER        177,560
   REPORTING
   PERSON WITH             ----------------------------------------------------

                           7.    SOLE DISPOSITIVE POWER          0

                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER   177,560

--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          417,038

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES

          [  ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.62%

--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON

          HC

--------------------------------------------------------------------------------

CUSIP Number: 055961304           SCHEDULE 13G                Page 7 of 12 Pages


Item 1(a). Name of Issuer:    BNS Co



      (b). Address of Issuer's Principal Executive Offices:

           275 West Natick Road
           Warwick, RI  02886


Item 2(a). Name of Person Filing:

          (i)       Ironwood Capital Management, LLC ("ICM")
          (ii)      Warren J. Isabelle ("Isabelle")
          (iii)     Richard L. Droster ("Droster")
          (iv)      Donald Collins ("Collins")
          (v)       ICM/Isabelle Small-Cap Value Fund ("Fund")


Item 2(b). Address of Principal Business Office or, if None, Residence:

           ICM:
           21 Custom House Street
           Boston, MA 02110

           Isabelle:
           c/o ICM:
           21 Custom House Street
           Boston, MA 02110

           Droster:
           c/o ICM:
           21 Custom House Street
           Boston, MA 02110

           Collins:
           c/o ICM:
           21 Custom House Street
           Boston, MA 02110

           Fund:
           21 Custom House Street
           Boston, MA 02110

   (c).    Citizenship or Place of Organization:

           ICM: Massachusetts
           Isabelle American

CUSIP Number: 055961304           SCHEDULE 13G                Page 8 of 12 Pages


            Droster: American
            Collins: American
            Fund: Massachusetts

   (d).    Title of Class of Securities: Common Stock

   (e).    CUSIP Number: 055961304

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

        (b)     [ ] Bank as  defined  in  section  3(a)(6) of the Act (15 U.S.C.
                78c);

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e)     [x]  An   investment   adviser  in   accordance   with   section
                240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);

        (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) _____ [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)     [ ] Group, in accordance with section 240.13d-1(b)(1) (ii)(J).


Item 4.       Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a).   Amount beneficially owned:
               (i)   ICM:  417,038

CUSIP Number: 055961304           SCHEDULE 13G                Page 9 of 12 Pages

               (ii)  Isabelle: 417,038
               (iii) Droster:  417,038
               (iv)  Collins:  417,038
               (v)   Fund:  177,560

        (b).   Percent of class:
               (i)   ICM:  14.62%
               (ii)  Isabelle:  14.62%
               (iii) Droster:  14.62%
               (iv)  Collins:  14.62%
               (v)   Fund:  6.23%

        (c).    Number of shares as to which the person has:

                (1)    Sole power to vote or to direct the vote:

                       (i)      ICM:    0
                       (ii)     Isabelle:    0
                       (iii)    Droster:    0
                       (iv)     Collins:    0
                       (v)      Fund:    0

                (2)    Shared power to vote or to direct the vote:

                       (i)      ICM:  264,038
                       (ii)     Isabelle:  264,038
                       (iii)    Droster:  264,038
                       (iv)     Collins:  264,038
                       (v)      Fund:  177,560

                (3)    Sole power to dispose or to direct the disposition of :

                       (i)      ICM:     0
                       (ii)     Isabelle:     0
                       (iii)    Droster:     0
                       (iv)     Collins:     0
                       (v)      Fund:     0

                (4) Shared power to dispose or to direct the disposition of:

                       (i)      ICM:  417,038
                       (ii)     Isabelle:  417,038

CUSIP Number: 055961304           SCHEDULE 13G               Page 10 of 12 Pages

                       (iii)    Droster:  417,038
                       (iv)     Collins:  417,038
                       (v)      Fund:  177,560

Item 5.     Ownership  of Five  Percent  or Less of a  Class:

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another
            Person:

            Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent
            Holding Company:

            Not Applicable

Item 8.     Identification and Classification of Members of the Group:

            Not Applicable

Item 9.     Notice of Dissolution of Group:

            Not Applicable

Item 10.    Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

CUSIP Number: 055961304           SCHEDULE 13G               Page 11 of 12 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    IRONWOOD CAPITAL
                                    MANAGEMENT, LLC

Date:  February 14, 2002            By:                       *
                                            ------------------------------------
                                            Warren J. Isabelle, Manager


Date:  February 14, 2002                                      *
                                            ------------------------------------
                                            Warren J. Isabelle, Manager


Date:  February 14, 2002                                      *
                                            ------------------------------------
                                            Richard L. Droster,
                                            Executive Vice President


Date:  February 14, 2002                                      *
                                            ------------------------------------
                                            Donald Collins,
                                            Senior Portfolio Manager


Date:  February 14, 2002            ICM/ISABELLE SMALL CAP VALUE FUND

                                    By:               *
                                       ----------------------------------------
                                       Warren J. Isabelle, President

By:      /s/ Gary S. Saks                   February 14, 2002
         ---------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.

CUSIP Number: 055961304           SCHEDULE 13G               Page 12 of 12 Pages


                                   EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS, AND ICM/ISABELLE SMALL CAP VALUE FUND

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS AND ICM/ISABELLE SMALL CAP VALUE FUND hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                    IRONWOOD CAPITAL
                                    MANAGEMENT, LLC

Date:  February 14, 2002            By:                       *
                                          ------------------------------------
                                          Warren J. Isabelle, Manager

Date:  February 14, 2002                             *
                                          --------------------------------------
                                           Warren J. Isabelle

Date:  February 14, 2002                             *
                                          -------------------------------------
                                           Richard L. Droster

Date:  February 14, 2002                             *
                                           -------------------------------------
                                                                  Donald Collins

Date:  February 14, 2002            ICM/ISABELLE SMALL CAP VALUE FUND

                                    By:               *
                                            ------------------------------------
                                            Warren J. Isabelle, President

By:      /s/ Gary S. Saks                   February 14, 2002
         ---------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.